Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 2 on Form S-8 to Registration Statement on Form S-4 of Expedia, Inc. pertaining to the Expedia, Inc. 2005 Stock and Annual Incentive Plan, Expedia, Inc. 401(k) Retirement Savings Plan and Expedia, Inc. Deferred Compensation Plan for Non-Employee Directors of our report dated September 21, 2011 with respect to the combined financial statements of TripAdvisor Holdings, LLC included in Amendment No. 4 to the Registration Statement (Form S-4 No. 333-175828) and related proxy statement/prospectus of Expedia, Inc. and TripAdvisor, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington

December 16, 2011